                     Restated Certificate Of Incorporation
                                      Of
                            The Centris Group, Inc.
                     (Formerly U.S. Facilities Corporation
               and originally incorporated as U S HOLDINGS INC.
                                 on June 18, 1982)

                     ____________________________________


          FIRST: The name of the Corporation is The Centris Group, Inc. (hereinafter sometimes referred to as the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

          FOURTH:

    A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty-five million (45,000,000), consisting of:
       (1) Five million (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and
       (2) Forty million (40,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

    B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holdings of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

    A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the by-laws of the Corporations, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

    B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

    C. Special meetings of stockholders of the Corporation may be called only by the board of directors pursuant to a resolution adopted by a majority of the directors then in office. Special meetings of stockholders may not be called by the stockholders.

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

          SIXTH:

    A. The number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the directors then in office. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1987 annual meeting of stockholders, the term of office of the second class to expire at the 1988 annual meeting of stockholders and the term of office of the third class to expire at the 1989 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

    B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

    C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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

          SEVENTH: The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Restated Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the by-laws of the Corporation.

          EIGHTH: The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article EIGHTH.

    A. (1)  Except as otherwise expressly provided in section B. of this Article
EIGHTH:

          (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

          (iii) The issuance or transfer by the Corporation of any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any

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

    Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

          (iv) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

          (v) Any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder

shall require the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (hereinafter in this Article EIGHTH referred to as the "Voting Stock"), voting together as a single class (it being understood that, for purposes of this Article EIGHTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Restated Certificate of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said Article FOURTH [a "Preferred Stock Designation"]). Such affirmative vote shall be required notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no

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

vote, but such affirmative vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Restated Certificate of Incorporation or any Preferred Stock Designation.

       (2) The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of subparagraphs
(i) through (v) of paragraph (1) of this section A.

    B. The provisions of section A. of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Restated Certificate of Incorporation of the Corporation, any Preferred Stock Designation or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (1) or (2) are met:

       (1) The Business Combination shall have been approved by two-thirds of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

       (2) All of the following conditions shall have been met:

          (i) The consideration to be received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"). If, within such two-year period, the Interested Stockholder has

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

    paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Stockholder within such two-year period.

          (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph (2)(ii) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Stockholder has previously acquired any shares of Common Stock):

            (a) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of such bank headquartered in the City of Los Angeles, California, as may be selected by the Continuing Directors from time to time in effect, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to, but not exceeding, the amount of interest so payable per share of Common Stock; or

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

            (b) The Fair Market Value per share of Common Stock on the Announcement Date.

          (iii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class, other than Common Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph
    (2)(iii) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

            (a) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of such major bank headquartered in the City of Los Angeles as may be selected by the Continuing Directors from time to time in effect, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class of Voting Stock from the Determination Date through the Consummation Date in an amount up to, but not exceeding, the amount of interest so payable per share of such class of Voting Stock; or

            (b) The Fair Market Value per share of such class of Voting Stock on the Announcement Date; or

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

            (c) The highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

          (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

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

    C. For the purposes of this Article EIGHTH:

       (1) A "person" shall mean any individual, firm, corporation or other entity.

       (2) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) or which:

          (i) Is the beneficial owner, directly or indirectly, of more than 10 percent of the voting power of the outstanding Voting Stock; or

          (ii) Is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then-outstanding Voting Stock; or

          (iii) Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

       (3) A person shall be a "beneficial owner" of any Voting Stock:

          (i) Which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

          (ii) Which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

          (iii) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or

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

    understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

       (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this section C., the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this section C., but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

       (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986.

       (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this section C., the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

       (7) "Continuing Director" means any member of the board of directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

       (8) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on

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

the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and
(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

       (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (2)(ii) and (2)(iii) of section B. of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

    D. A majority of the directors then in office shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation: (i) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in paragraph (2) of section B. have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination referred to in paragraph
(1)(ii) of section A. have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (1)(iii) of section A. has, an aggregate Fair Market Value of $10,000,000 or more.

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

    E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          NINTH:

    A. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of this Corporation or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged activity in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by this Corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits this Corporation to provide broader indemnification rights than said Law permitted this Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that this Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of this Corporation. Such right shall be a

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

contract right and shall include the right to be paid by this Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that if the Delaware General Corporation Law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, it shall be made only upon delivery to this Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

    B. If a claim under section A. is not paid in full by this Corporation within ninety (90) days after a written claim has been received by this Corporation, the claimant may at any time thereafter institute a proceeding against this Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such proceeding. It shall be a defense to any such proceeding (other than a proceeding brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that

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

the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for this Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this Corporation. Neither the failure of this Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by this Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the proceeding or create a presumption that claimant has not met the applicable standard of conduct.

    C. The rights conferred on any person by sections A. and B. shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, by-law of this Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

    D. This Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of this Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not this Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          ELEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this restated Certificate of Incorporation in the manner prescribed by the laws of the State of

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

Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Restated Certificate of Incorporation or any certificate of designation filed with the Delaware Secretary of State pursuant to Article FOURTH hereof, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article ELEVENTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article NINTH.

    In Witness Whereof, this Restated Certificate of Incorporation, having been duly adopted by the board of directors of The Centris Group, Inc. in accordance with section 245 of the General Corporation Law of Delaware, restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, and has been executed by David L. Cargile, its President, and attested by Jose A. Velasco, its Secretary, this 25th day of March, 1998.

                                         THE CENTRIS GROUP, INC.



                                         By /s/ DAVID L. CARGILE
                                         -----------------------
                                         DAVID L. CARGILE, President
Attest:

/s/JOSE A. VELASCO
----------------------------
JOSE A. VELASCO, Secretary

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